Exhibit 3.1

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

FARMERS COMMODITIES CORPORATION

Farmers Commodities Corporation, a corporation organized under the Iowa Business Corporation Act, Chapter 490, Code of Iowa (1991), does hereby adopt the following restated and Amended Articles of Incorporation for such corporation.

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Farmers Commodities Corporation

ARTICLE II

PURPOSES

The corporation shall be operated primarily for the purpose of providing to its Members certain goods and services relating to commodities futures trading and merchandising agricultural products on a cooperative basis. The corporation shall have unlimited power to engage in, and to do any lawful act concerning, any and all lawful businesses for which corporations may be organized under the Iowa Business Corporation Act and which may be conveniently conducted in connection with the primary business of this corporation. The corporation shall conduct its affairs so that (i) it shall be a farmers’ cooperative association as defined in the Agricultural Marketing Act of 1929, 12 U.S.C. § 1141j(a), and (ii) its business shall be operated on a cooperative basis as defined in §§ 1381 and 1382 of the Internal Revenue Code of 1986, as amended.

ARTICLE III

AUTHORIZED SHARES

The corporation shall have authority to issue three classes of stock in the aggregate amounts and with par values as follows:

Number Authorized	Class Designation	Par Value Per Share
2,000 shares	Class A Common Stock	$5,000
100 shares	Class B Common Stock	$100,000
50,000 shares	Preferred Stock	$1,000

ARTICLE IV

COMMON STOCK

Section 1. The common stock of the corporation shall be purchased, owned or held only by Members of the corporation. Ownership of such common stock shall be a requirement for membership. Entities qualified for membership shall be limited to:

(a) agricultural cooperative associations;

(b) federated cooperative associations of agricultural cooperatives;

(c) any other entity which the Board of Directors determines is sufficiently cooperative in character or sufficiently related to cooperative associations as to be qualified for membership.

Each Member shall also meet the qualifications of membership determined, as provided in Article XI, in accordance with uniform terms and conditions for each class of members as established from time to time by the corporation. Each member shall hold only one share of common stock. No dividends shall be paid on the common stock as such.

Section 2. In the event the Board of Directors of the corporation shall find that any of the common stock of the corporation or any subscription for common stock of the corporation has come into the hands of any holder not eligible for membership, or that the holder has ceased to be an eligible Member, or that such holder has not, for a period of two (2) years, patronized the corporation, such holder shall have no rights or privileges on account of the common stock or subscription for common stock, or vote or voice in the management or affairs of the corporation other than the possible right to participate, in accordance with law in the case of dissolution. The corporation shall have the right, at its option, (i) to purchase the common stock from such holder at the lower of its book value or its par value; (ii) to require such holder to transfer such common stock to any person eligible to hold it at a purchase price equal to the lower of its book value or its par value; (iii) to require such holder to convert such common stock into the number of shares of preferred stock having par value equal to the lower of the book value or the par value of such common stock; or (iv) to cancel such holder’s subscription for common stock upon payment to such holder of all amounts paid on account of such subscription. In the event that the corporation exercises its right to purchase or to require the transfer of common stock or to require conversion of common stock into preferred stock and the holder of the common stock fails to deliver a certificate, if any, evidencing the common stock, the corporation may cancel any such certificate on its books and issue a new share of common or preferred stock, as the case may be, to the party entitled thereto.

Section 3. The common stock of the corporation may be transferred only with the consent of the Board of Directors of the corporation and on the books of the corporation, and then only to persons eligible to hold it. No purported assignment or transfer of common stock shall pass to any person, the rights or privileges attaching to such stock, or any vote or voice in the management of the affairs of the corporation, until such transfer has been approved by the Board of Directors and has been completed on the books of the corporation. The corporation may require that any certificate or statement of share ownership representing shares of common stock bear a conspicuous legend concerning such restrictions on transfer. Unless otherwise agreed, the corporation shall have a lien on all of its issued common stock for indebtedness of the holders thereof to the corporation.

ARTICLE V

PREFERRED STOCK

Section 1. Pursuant to Section 602 of the Iowa Business Corporation Act and in the manner provided therein (but subject to the limitations prescribed by law and the provisions of these Articles), the Board of Directors of the corporation is hereby authorized to provide by resolution for the issuance of preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix and state the designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, applicable to the shares of each series.

The shares of each series of preferred stock authorized by the Board of Directors hereunder may vary from the shares of any other series as to rights, privileges, qualifications, limitations or restrictions applicable thereto.

Section 2. The preferred stock of this corporation which is issued and outstanding as of the effective date of these Restated And Amended Articles of Incorporation, is hereby designated as “Series I Preferred Stock” and such Series I Preferred Stock (together with additional Series I Preferred Stock issued after such date) shall have the following rights, qualifications and restrictions:

(a) Series I Preferred Stock may be issued to any person, association, partnership, corporation or other organization. The issuance of up to 10,000 shares of Series I Preferred Stock is authorized. No dividends shall be paid on the Series I Preferred Stock as such.

(b) Series I Preferred Stock may be redeemed on an equitable basis as determined by the Board of Directors, in whole or in part, at par, at any time on 30 days’ notice by the corporation. On the failure to deliver a certificate or certificates, if any, evidencing any such stock, the corporation may cancel the stock on its books. Series I Preferred Stock which has been redeemed may, in the discretion of the Board of Directors, be reissued or retired or be treated as issued but not outstanding. All Series I Preferred Stock which is to be redeemed shall be paid for in cash at the par value thereof.

(c) Series I Preferred Stock may be transferred only on the books of the corporation. Unless otherwise agreed, the corporation shall have a lien on all of its issued Series I Preferred Stock for all indebtedness of the holders thereof to the corporation. At the discretion of the Board of Directors, all patronage dividends or any part thereof may be paid in Series I Preferred Stock or credits on Series I Preferred Stock, subject to conversion into full shares.

(d) Upon dissolution of the corporation, the holders of Series I Preferred Stock shall be entitled to receive the par value of their Series I Preferred Stock before any distribution is made on the common stock, and shall be entitled to no other distribution.

ARTICLE VI

VOTING AND QUORUM

Section 1. Each holder of common stock, regardless of class of common stock held, shall be entitled to one vote in any meeting of the shareholders. Except to the extent required by law,

neither Class A nor Class B common stock shall be entitled to vote by class. No Member shall be entitled to vote more than one share nor to vote any share issued in such Member’s name until such share has been fully paid, as reflected in the books and records of the corporation.

Section 2. The preferred stock shall carry no voting rights, and holders of the preferred stock shall not vote the preferred stock on any matter except as otherwise required by law.

Section 3. Twenty-five percent (25%) of the shares of common stock entitled to vote at a shareholders meeting shall constitute a quorum.

ARTICLE VII

BOARD OF DIRECTORS

The Board of Directors shall consist of not more than ten (10) members. The precise number of directors shall be specified in the Bylaws. Members of the Board of Directors shall be nominated and elected for such terms and in such manner as may be prescribed in the Bylaws, with each common shareholder entitled to one vote for each director to be elected on a non-cumulative basis. The qualifications of directors and their division into classes shall be as specified in the Bylaws. A director may be removed, with or without cause, at a meeting called expressly for that purpose by a vote of the holders of a majority of common shares then entitled to vote at an election of directors for a director to fill the vacancy which would be created by the removal of such director.

ARTICLE VIII

AMENDMENTS

The corporation reserves the right from time to time to amend, alter, repeal or to add any provision to its Articles of Incorporation in the manner now or hereafter prescribed by law, except that (unless the affirmative vote of a greater number of shareholders is required by law) (i) the affirmative vote of a majority of the holders of common stock voting at a duly constituted meeting of shareholders shall be required for the adoption of any amendment to these Restated and Amended Articles of Incorporation, merger, consolidation, sale or other disposition of all or substantially all of the corporation’s assets other than in the usual and regular course of its business or any other fundamental change and (ii) the affirmative vote of the holders of at least three-fourths (3/4) of the outstanding shares of common stock entitled to vote thereon shall be required for the adoption of any amendment altering the vote required to adopt a resolution to dissolve the corporation. At any meeting of the shareholders at which a proposed amendment is duly submitted to the meeting in the manner prescribed by law, modifications or revisions of such proposed amendment may be submitted, voted upon and adopted at such meeting in the same manner and to the same effect as the original proposed amendment.

ARTICLE IX

BYLAWS

The Bylaws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors.

ARTICLE X

PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no holders of any shares of any class of stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of any class of stock of the corporation now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

ARTICLE XI

MEMBERSHIP AND OPERATION ON A COOPERATIVE BASIS

Section 1. Each common stockholder and each subscriber for common stock shall be a Member of the corporation. Members shall at all times meet the membership qualifications specified for them in the Bylaws. Members shall be required as a condition of membership to acquire one share of common stock of the corporation.

Section 2. The corporation shall operate on a cooperative basis and for the mutual benefit of its Members. The corporation shall be obligated to pay patronage dividends to its Members on the basis of quantity or value of business done with its Members. For such purpose, the business of the corporation done with its Members may be divided into units and sub-units. The corporation shall allocate patronage dividends to Members on a fair, reasonable and equitable basis in a manner consistent with applicable provisions of the Internal Revenue Code of 1986, as amended, and regulations thereunder. The manner in which such division of Member business into units and sub-units and such allocation to Members are to be made shall be specified in advance by the Bylaws or by resolution of the Board of Directors. Earnings and profits, if any, accruing to the corporation from business other than business done with or for Members may be used to pay income taxes, added to surplus, or distributed to Members in proportion to patronage consistent with the manner specified in the Bylaws for allocating earnings to Members.

ARTICLE XII

DISSOLUTION

Any resolution to dissolve the corporation shall require for its adoption the affirmative vote of the holders of at least three-fourths (3/4) of the outstanding shares of common stock. Upon dissolution, the assets of the corporations hall be used first, to pay all costs and expenses of dissolution; second, to discharge all indebtedness of the corporation, exclusive of any liability for the distribution of patronage refunds previously allocated and patronage dividends payable from current net savings; third, to satisfy the claims of preferred shareholders as specified in Article V; fourth, to pay all patronage dividends previously allocated but not paid and patronage dividends payable from current net savings, without any priority; fifth, to common shareholders in proportion to the par value of such shares up to, but not to exceed, 100 percent of the par value of such shares; and sixth, any surplus (including surplus derived from non-Member business)

remaining thereafter shall be distributed to the Members in proportion to patronage consistent with the manner specified in the Bylaws for allocating earnings to Members.

ARTICLE XIII

LIMITATION OF LIABILITY OF DIRECTORS

A director of the corporation shall not be personally liable to the corporation or its Members for monetary damages for breach of fiduciary duty as a director, except for liability of a director for a breach of the director’s duty of loyalty to the corporation, its members or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit, or under Section 833 of the Iowa business Corporation Act. If the Iowa Business Corporation Act is hereafter amended to permit further limitation on or elimination of the personal liability of the corporation’s directors for breach of fiduciary duty, then a director of the corporation shall be exempt from such liability for any such breach to the full extent permitted by the Iowa Business Corporation Act as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article XIII, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission of such director occurring prior to such repeal, modification, or adoption of an inconsistent provision. This Article XIII shall not limit the liability of any director for any act or omission occurring prior to the date these Restated and Amended Articles of Incorporation became effective.

ARTICLE XIV

EFFECTIVE DATE

These Restated and Amended Articles of Incorporation shall become effective upon filing with the Secretary of State.

These Restated and Amended Articles of Incorporation: (i) correctly set forth the provisions of the Articles of Incorporation of the corporation as heretofore and hereby amended; (ii) have been duly adopted as required by law; and (iii) supersede the prior Restated Articles of Incorporation of the corporation and all amendments thereto.

Dated this 18 day of June, 1992.

FARMERS COMMODITIES CORPORATION

By	/s/ Harold I. Richard
HAROLD I. RICHARD, President

By	/s/ John L. Peterson
JOHN L. PETERSON, Secretary

STATE OF IOWA	)
	)	ss:
COUNTY OF POLK	)

I, Harold I. Richard, being first duly sworn on oath, depose and state that I am the President of Farmers Commodities Corporation and that I executed the foregoing Restated and Amended Articles of Incorporation as the President of the corporation and that the statements contained therein are true.

/s/ Harold I. Richard
HAROLD I. RICHARD

Subscribed and sworn to before me this 18 day of June, 1992.

/s/ Janet E. Spina
Notary Public in and for the State of Iowa

[Notary Stamp:	Janet E. Spina ]
[	My Commission Expires ]
[	May 29, 1994 ]

ARTICLES OF AMENDMENT

FOR ISSUANCE OF PREFERRED SHARES

OF

FARMERS COMMODITIES CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 602 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment to the corporation’s articles of incorporation.

1.	The name of the corporation is Farmers Commodities Corporation.

2.	Pursuant to Article V of the Restated and Amended Articles of Incorporation of the corporation and Section 602 of the Iowa Business Corporation Act, the board of directors of the corporation is entitled to provide for issuance of preferred stock by series.

3.	The board of directors has provided for the issuance of “Series II Preferred Stock” as follows, and Article V of the Restated and Amended Articles of Incorporation of the corporation is amended by adding thereto the following new Section 3:

Section 3.

“Series II Preferred Stock” is hereby authorized, and such Series II Preferred Stock shall have the following rights, qualifications and restrictions:

(a) Series II Preferred Stock may be issued to any person, association, partnership, corporation or other organization. The issuance of up to 10,000 shares of Series II Preferred Stock is authorized. No dividends shall be paid on the Series II Preferred Stock as such.

(b) Series II Preferred Stock may be redeemed on an equitable basis as determined by the Board of Directors, in whole or in part, at any time on 30 days’ notice by the corporation. Series II Preferred Stock which has been redeemed may, in the discretion of the Board of Directors, be reissued or retired or be treated as issued but not outstanding. All Series II Preferred Stock which is to be redeemed shall be paid for in cash at the par value thereof.

(c) Series II Preferred Stock may be transferred only on the books of the corporation. Unless otherwise agreed, the corporation shall have a lien on all of its issued Series II Preferred Stock for all indebtedness of the holders thereof to the corporation. At the discretion of the Board of Directors, all patronage dividends or any part thereof may be paid in

Series II Preferred Stock or credits on Series II Preferred Stock, subject to conversion into full shares.

(d) Upon dissolution of the corporation, the holders of Series II Preferred Stock shall be entitled to receive the par value of their Series II Preferred Stock before any distribution is made on the common stock on an equal basis with the holders of Series I Preferred Stock, and shall be entitled to no other distribution.

4.	The date of adoption of the amendment was June 16, 1994.

5.	The foregoing amendment was duly adopted by the board of directors without action by the shareholders of the corporation pursuant to Section 602 of the Iowa Business Corporation Act.

6.	This amendment is effective on this date it is filed.

FARMERS COMMODITIES CORPORATION

By:	/s/ Harold I. Richard
Harold I. Richard, President

ARTICLES OF AMENDMENT OF

THE RESTATED AND AMENDED

ARTICLES OF INCORPORATION OF

FARMERS COMMODITIES CORPORATION

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

The undersigned corporation organized under the Iowa Business Corporation Act, Chapter 490, Code of Iowa, adopts the following Articles of Amendment for such corporation pursuant to section 1006 of said Act:

1. The name of the corporation is FARMERS COMMODITIES CORPORATION and the effective date of its incorporation was August 1, 1977.

2. The corporation’s Restated and Amended Articles of Incorporation are hereby amended as follows:

A. The title of the corporation’s Restated and Amended Articles of Incorporation is amended to read as follows:

RESTATED AND AMENDED ARTICLES OF INCORPORATION OF

FCSTONE GROUP, INC.

B. Article I. is amended to read as follows:

ARTICLE I.

NAME OF THE CORPORATION

The name of the Corporation is FCSTONE GROUP, INC.

3. The date of adoption of the amendment was January 10, 2002.

4. The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

DESIGNATION OF GROUP	SHARES OUTSTANDING	VOTES ENTITLED TO BE CAST ON AMENDMENT	VOTES REPRESENTED AT MEETING
Common Stockholders	502	502	157

Under the Articles of Incorporation, the quorum required was 125 shares.

5. The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

VOTING GROUP	VOTES FOR	VOTES AGAINST
Common Stockholders	157	0

The number of votes cast in favor of the amendment was sufficient for approval.

IN WITNESS WHEREOF, the undersigned officer has executed these Articles of Amendment on this 14 day of January, 2002.

/s/ Paul G. Anderson
Paul G. Anderson, President